FREE WRITING PROSPECTUS Dated April 27, 2011	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-08

ALLY AUTO RECEIVABLES TRUST (ALLYA) 2011-2 $802,000,000

JOINT BOOKS: CITI, JPM, RBC

CO-MANAGERS: BARC/CRAG/PNC/SOCGEN/UBS

CLASS	SIZE MM	WAL	S/F	E.FIN	L.FIN	BENCHMARK SPREAD	YIELD	COUPON	PRICE
A1	140.000	0.27	A-1+/F-1+	11/11	05/12	IL-3	0.25414	0.25414	100.00000
A2	225.000	1.05	AAA/AAA	12/12	10/13	EDSF+25	0.672	0.67	99.99889
A3	240.000	2.23	AAA/AAA	04/14	04/15	IS+23	1.183	1.18	99.99977
A4	142.760	3.53	AAA/AAA	05/15	04/16	IS+38	1.997	1.98	99.97015
B	21.700
C	22.500
D	10.040

*CITI will bill and deliver

PRICING SPEED:	0.9% ABS WITH 10% CLEAN-UP CALL
REGISTRATION:	PUBLIC (SENIORS)/144A (SUBS)
ERISA:	YES
BLMBRG TICKER:	ALLYA 2011-2
EXPECTED SETTLE:	05/05/11
CUSIPS:	A1: 02005VAA0
A2: 02005VAB8
A3: 02005VAC6
A4: 02005VAD4

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.